EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of December 15, 2007 (“Effective Date), by and between QMotions Inc., a California corporation (“Company”), and Amro Albanna (“Executive”), with reference to the following recitals:

     A. Company is engaged, directly and through one or more subsidiary and affiliated companies (collectively referred to as “Subsidiaries”), in the business of developing and producing video game controllers and video games for distribution through out the world;

     B. Executive is an executive with significant experience in the video game controller business; and

     C. Company desires to employ Executive and Executive desires to be employed by Company pursuant to the provisions of this Agreement.

     NOW, THEREFORE, Company and Executive agree as follows:

     1     . Employment and Appointment. Company shall employ Executive and Executive accepts employment with Company on the terms and conditions set forth in this Agreement. Employee will be employed as the Company’s Chief Executive Officer commencing on the Effective Date.

     2.      Duties of Executive.

     2.1      Duties. Executive shall perform the various operational and administrative duties and responsibilities as the Company’s Chief Executive Officer, or are otherwise customarily associated with such position, as such duties and responsibilities may from time to time be adjusted by the Company’s Board of Directors (“Board”) in their good faith discretion.

     2.2      Subsidiaries. Executive shall from time to time, at the request of the Board, provide such services to its Subsidiaries as may be requested.

     2.3      Exclusivity. Executive shall be exclusive during the Term of this Agreement in the video gaming and video game controller industries to Company, and shall use reasonable efforts to promote the business of Company. Company acknowledges that Executive is, and may continue to, providing services to other companies (outside the video game controller industry), civic, and non-profit organizations, and that continuing to provide such services during the Term shall not constitute as a breach of this Agreement.

     3.      Standard of Performance. Executive agrees that at all times during the Employment Term (as defined below) he will diligently, competently and, to the best of his ability and experience, perform all of the services and duties that are required of Executive under this Agreement.

     4.      Term of Employment. Executive shall be employed for an initial term commencing upon the Effective Date and ending on December 31, 2010 (“Initial Term”). Thereafter, Executive’s employment under this Agreement shall automatically continue for an additional two year period (“Renewal Term”) unless terminated by either party upon written notice delivered to the other party during October, 2010. The Executive’s employment also will terminate immediately upon Executive’s death.

     5.      Compensation.

     5.1      Base Salary. Company shall pay Executive a base salary which shall initially be, subject to adjustment under Section 5.2, One Hundred Twenty Thousand Dollars (US$120,000) per year (“Base Salary”), payable in accordance with Company’s payroll method for corporate officers. Upon the Company receiving (on or after the Effective Date) cumulative financing from third party investors in excess of $2,999,999 then the Base Salary shall, commencing just prior to closing of the financing, be increased to Two Hundred Fifty Thousand Dollars ($250,000) on a prospective basis only.

     5.2      Base Salary Adjustments. The Base Salary payable under Section 5.1 may be adjusted upwards from time to time at the sole discretion of the Board based upon services rendered by Executive, whether or not additional financing is received from third party investors.

     5.3      Bonus. Executive shall be eligible for a bonus, payable by March 14 of the following year, based upon the overall performance of Executive and Company, in amounts determined by the Board in their sole discretion.

     6.      Director & Officer Insurance. During the Initial Term and the Renewal Term, if any, Company shall maintain D&O Insurance which insurance shall cover and apply to Executive, with coverage limits, terms and conditions acceptable to Executive, in his sole discretion, with such approval not to be unreasonably withheld.

     7.      Benefits.

     7.1      Plan Participation. Executive shall be entitled to participate in, and to receive benefits under, all of Company’s or Subsidiaries’ employee benefit plans made available by Company and/or Subsidiaries now or in the future to similarly situated employees including but not limited to: life insurance, pensions, profit-sharing and stock options, subject to the terms, conditions and overall administration of such plans. Executive acknowledges and agrees that the Company is under no obligation to Executive to establish and maintain any employee benefit plan in which Executive may participate, other than the medical, dental and vision insurance plans, and that the terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.

     7.2      Vacation. Executive shall be entitled to vacation in the manner and time as provided in the Company’s Employee Manual.

     7.3      Automobile Benefits. Company shall provide Executive with a leased luxury class vehicle or substantially similar car during the Term and Renewal Term, if any, or an allowance of $1,000 per month which can be used for lease or purchase payments, insurance and running costs.

     7.4      Other Benefits. Company shall provide Executive full medical and disability insurance for Executive and Executive’s family at no cost to Executive. In addition, Company shall pay all of the costs for an annual physical examination for Executive, at a time and with a doctor of Executive’s choosing.

     8.      Business Expenses. Executive may be required to incur cell phone, entertainment, travel and other business expenses on behalf of Company in the performance of Executive’s duties under this Agreement. In addition, Executive may subscribe from time to time to business, industry and trade magazines and publications. Company will reimburse Executive for all such reasonably incurred business expenses; Executive shall provide receipts or other acceptable documentation of the expenditures, consistent with Company policy, to Company upon request.

     9.      Termination.

     9.1      Termination for Cause. Company may terminate Executive’s employment with Company for cause at any time upon delivery of written notice to Executive specifically stating the actions of Executive constituting “cause”. For purposes of this section, “Cause” shall mean: (a) any material, uncured breach by the Executive of his duties under this Agreement; and (b) the dishonesty, disloyalty, gross negligence or the willful and intentional misconduct of the Executive in the performance of his duties under this Agreement. Each of the above grounds for termination for “cause” shall be reasonably determined by the Board in their good faith business judgment. Termination for cause will immediately terminate to the fullest extent permissible by law Executive’s rights to any further compensation or benefits, including, but not limited to, any right to severance benefits, unvested equity or equity equivalent rights for the calendar year in which such termination for cause occurs and any subsequent calendar year. Termination for death or disability as provided in Sections 9.4 and 9.5shall not be considered termination for cause.

     9.2      Termination by Agreement. The Initial Term or any Renewal Term may be terminated at any time by a written agreement between the Executive and Company.

     9.3      Voluntary Resignation by Executive. Executive may resign voluntarily at any time. For these purposes, “voluntary resignation” shall mean that the Executive has requested or initiated the termination.

     9.4      Termination without Cause. Company may terminate Executive at any time without Cause. For purposes of this Section 9.4, the following shall constitute, at the sole election of the Executive, the constructive of the Executive without Cause by the Company:

     (a)      (i) reassignment of the day-to-day duties of Executive, (ii) the requirement that Executive report to any person other than the Board, or (iii) a reduction in the Base Salary of Executive;

     (b)      failure to immediately obtain D&O Insurance or failure to maintain the D&O Insurance in full effect during the remainder of the Initial Term or the Renewal Term, if any, with Executive being covered under Such D&O Insurance;

     (c)      a Change of Control. A "Change of Control" shall be deemed to have occurred, other than a Change of Control that occurs as a result of the transactions contemplated by the Share Exchange Agreement between Puppy Zone Enterprises, Inc. and the Company dated December 24, 2007 (in draft form as of the date of this Agreement) if:

               (i)      for any reason at any time less than 75% of the members of the Board shall be individuals who fall into any of the following categories: (A) individuals who were members of the Board on the Effective Date; or (B) individuals whose election, or nomination for election by the Company's stockholders (other than an election or nomination of an individual (an "Excluded Individual") whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such term is used in Rule 14a-11 under the Exchange Act), a "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed transaction described in (iii) below) was approved by a vote of at least 75% of the members of the Board then still in office who were members of the Board on the Effective Date; or (C) individuals (other than Excluded Individuals) whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least 75% of the members of the Board then still in office who were elected in the manner described in (A) or (B) above; or

               (ii)      any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) or "group" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) shall have become after the Effective Date, according to a public announcement or filing, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more (calculated in accordance with Rule 13d-3) of the combined voting power of the Company's then outstanding voting securities; or

               (iii)      the stockholders of the Company shall have approved a merger, consolidation or dissolution of the Company, or a sale, lease, exchange or disposition of all or substantially all of the Company's assets, if persons who were the beneficial owners of the combined voting power of the Company's voting securities immediately before any such merger, consolidation, dissolution, sale, lease, exchange or disposition do not immediately thereafter beneficially own, directly or indirectly, in substantially the same proportions, more than 50% of the combined voting power of the corporation resulting from any such transaction.

     9.5.      Death; Disability. This Agreement shall terminate upon the death of the Executive. In addition, Company shall have the option to terminate Executive’s employment with Company in the event of Executive becomes disabled. For purposes of this section, “disabled” means that the Executive has a physical or mental disease, defect or condition, which is reasonably expected to be of indefinite duration, or to result in death, and which renders Executive unfit or unable to perform the essential functions of his employment with Company, with or without a reasonable accommodation. The existence of any disability will be determined by a licensed physician selected by Company and reasonably approved by Executive or Executive’s legal representative, whose determination will be conclusive and binding on all persons.

     10     . Severance Obligation.

     10.1      Termination for Cause. In the event of Executive’s termination of employment during the Initial Term for cause as provided in Section 9.1, Executive shall not be entitled to any severance payments, and shall be entitled only to the payments due under Section 10.6.

     10.2      Termination by Agreement. In the event of a mutual termination, severance obligations, if any, shall be solely as provided for in the separation agreement.

     10.3      Voluntary Resignation. Executive shall not be entitled to any severance payments if his termination of employment with Company is due to his voluntary resignation for any reason, and shall be entitled only to the payments due under Section 10.6.

     10.4      Termination without Cause. In the event of Executive’s termination of employment during the Initial Term without Cause as provided in Section 9.4, Executive shall be entitled to receive a payment at the time of termination during the period equal to his then current Base Salary for the greater of (i) twelve (12) months, or (ii) the remaining period of the Initial Term or the Renewal Term, as the case may be. The amount payable under this Section 10.4 shall be paid in a combination of cash and/or stock of the Company, in such percentages as may be chosen by Executive, or his legal representative.

     10.5      Termination in the event of Death; Disability. In the event of termination for death or disability, Executive shall be entitled to his then Base Salary for a period of twelve (12) months.

     10.6      Accrued Payments. In addition to any severance payments due under this section, Executive shall be paid any compensation that is payable for services rendered through the effective date of termination plus all unpaid accrued vacation, business expense reimbursements, together with the issuance of vested stock options, etc. In the event of Executive’s death, any additional compensation otherwise payable under this Agreement will be payable to the Executive’s estate and its beneficiaries. All amounts payable under this Section 10.6 shall be paid by Company to Executive within thirty days of the termination date. Executive shall be entitled to keep the car provided by the Company during the remaining term of the car lease, with the Company continuing to make the payments under Section 7.3 if the Executive is terminated other than for Cause, and shall also be entitled, in the event the car is leased, to purchase the car at the end of the lease term, with all such payments to be made by Executive.

     10.7      Termination Payment. On the date the payments are made under Section 10.6, and if Executive was terminated without Cause or is terminated due to death or disability, then Company shall also pay Executive a termination payment of $3,273,376. In addition, any outstanding loans by Executive to Company shall be repaid in full on that same date, regardless of why Executive’s employment was terminated.

     11.      Ownership of Projects, etc. All projects, processes, inventions, computer software, copyrights, trademarks and other intangibles rights (collectively, “Intellectual Property”) that may be conceived or developed by Executive during the Employment Term, either alone or with others, shall be the sole property of Company except Intellectual Property that Executive develops entirely on his own time without using the equipment, supplies, facilities or trade secret information of Company (including its subsidiaries and affiliated entities), and which do not (a) relate to the business of Company; or (b) result from any work performed by Executive for Company. Executive shall disclose to Company all Intellectual Property conceived during the Employment Term. Executive shall execute all documents required by Company, including assignments and work for hire agreements, necessary to establish Company’s rights to the Intellectual Property.

     12.      Company Trade Secrets. “Company Data” is defined to mean, for purposes of this section, trademark and copyright information, programs, improvements, records, ideas, titles, drawings, computer software, documents, customer lists, investment opportunities, sales and marketing techniques and devices, formulae, specifications, research, studies, investigations, processes, data, manufacturing techniques and information of Company, which is not generally known in the US video game and video game controller industries in which the Company is engaged, and, without limiting the generality of the foregoing, anything not within the public domain and public knowledge, whether or not trademarkable, patentable or copyrightable. The parties acknowledge that during the Initial Term and Renewal Term, Executive will have access to use, come in contact with, obtain, make, evolve or conceive Company Data. As further consideration for Company’s entering into this Agreement, Executive assigns to Company all right, title and interest he or she owns or at any time may have to Company Data (whether during Executive’s employment or after the termination of Executive’s employment), and to any and all other Company Data in which Executive may have any right, title, or interest or which was at any time used in the business of the Company. Executive expressly understands that any and all such Company Data shall be the sole and exclusive property of Company. Executive further agrees that all notes, data, sketches, drawings and other documents and records, and all material and physical items of any kind, including all reproductions and copies hereof, which relate in any way to the business, products, practices or techniques of Company or contain Company Data, or that come in possession of Executive by reason of this Agreement, are the property of Company and shall be promptly surrendered to Company at the termination of Executive’s employment. The parties agree that all Company Data constitutes trade secrets and confidential information belonging to Company. Executive agrees that he will not at any time (i) directly or indirectly disclose or permit the disclosure of, any Company Data to any person or firm other than Parent, (ii) use or permit the use of any Company Data by any person or firm other than Parent, except as required by the normal business of Parent, and (iii) remove from Company’s premises without the written consent of the Board any materials, records, files, drawings, documents, or equipment relating to or constituting part of Company Data (unless required to do so in the ordinary course of performance of his duties hereunder). The obligations of Executive provided in this section shall last, as to any Company Data, for so long as that Company Data has proprietary value, whether during or after Executive’s employment with Company.

     13.      Policies, Rules and Regulations. Executive at all times during his employment will comply with all applicable written policies, rules and regulations now in effect or as subsequently modified governing the conduct of employees of Company, including the Company’s Employee Manual.

     14.      Counterparts. This Agreement may be executed in counterparts and all counterparts so executed will constitute a single agreement binding on all parties. It will not be necessary for each party to execute the same counterpart. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

     15.      Attorneys’ Fees. If any action at law or in equity or by way of arbitration is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to all reassonable attorneys’ fees, costs, and disbursements in addition to any other relief to which he or it may be entitled.

     16.      Assignment. The rights and obligations of Executive under this Agreement shall not be assignable and any attempted assignment shall be void. The rights and obligations of Company under this Agreement may be assigned as a part of any transaction which includes the transfer of all or substantially all of the assets of Company whether such transfer is made pursuant to a sale of assets or stock or merger, reorganization or otherwise.

     17.      Entire Agreement. This Agreement supersedes any and all other individual agreements, either oral or in writing, between the parties with respect to all the matters regarding Executive’ employment.

     18.      Partial Invalidity; Severability. The parties expressly agree and contract that it is not the intention of any of them to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     19.      Method and Place of Giving Notice. Every notice, demand, request, consent, approval or other communication ("notices") which any party is required to or desires to give to another party must be in writing and personally delivered or mailed by registered or certified first class mail, return receipt requested, to the address on the signature page of that party, or any other address as that party may designate by notice pursuant to this section. All notices so sent are deemed to be delivered and effective when the notices are personally delivered or on the third (3rd) day after the notices have been mailed, properly addressed with proper postage. Notices sent by an overnight mail service properly addressed will be deemed delivered the next business day after mailing. Notices also may be sent by telecopier and notices so sent will deemed delivered upon sending if properly sent to the recipient's telecopier number and the original executed notice is concurrently sent by mail as provided above to the recipient.

     20.      Further Assurances. Company and Executive will, from time to time at the request of the other, execute and deliver such other documents and take such other actions as may be reasonably required to more effectively carry out the terms of this Agreement.

     21.      Survival of Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination, or (ii) remain to be performed or by their nature would be intended to be applicable following such termination or expiration.

     22.      Applicable Law and Jurisdiction. This Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of California, U.S.

     23.      Dispute Resolution. Company and Executive hereby agree that, except as otherwise provided herein, in the event of a dispute under this Agreement, they shall seek to resolve the dispute first through mediation and if the mediation is unsuccessful, then through arbitration as provide more fully below.

     23.1      Mediation. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS office in Los Angeles, California for mediation. Any Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutral mediators, and in scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence arbitration with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 45 days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of arbitration, if the parties so desire. The provisions of this Section 23.1 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

     23.2      Arbitration. The Parties agree that if any and all disputes, claims or controversies arising out of or relating to this Agreement are not resolved through mediation pursuant to Section 23.1, then it shall be submitted to JAMS, or its successor, for sole, final and binding arbitration. Any Party may initiate and require arbitration by giving notice to the other Parties specifying the matter to be arbitrated. Except as provided to the contrary in this Agreement, the arbitration shall be conducted in conformity with and subject to the applicable rules and procedures of the Los Angeles office of JAMS (or any successor thereto). The arbitration and arbitrator shall be bound by this Agreement and all related agreements. Each Party shall pay their share of the costs of arbitration, including arbitrator’s fees, as awarded by the arbitrator. The number of arbitrators shall be one; the arbitrator shall be neutral and shall be familiar with the video game and video game controller industries, or such other subject matter as may be at issue. The testimony of witnesses shall be given under oath, depositions and other discovery may be ordered by the arbitrator.

     23.3      Awards. Any award rendered by the Arbitrator pursuant to this Agreement shall be enforceable in the Los Angeles Superior Court, which court shall have exclusive jurisdiction over such arbitration. Such arbitration shall be binding and final. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in any award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

QMotions, Inc

By:

Name and Title

By:

Name and Title

Amro Albanna